Exhibit 99.1


                 ESI Announces Fiscal 2007 First Quarter Results


    PORTLAND, Ore.--(BUSINESS WIRE)--Sept. 28, 2006--Electro
Scientific Industries, Inc. (NASDAQ:ESIO) today announced results for its fiscal 2007 first quarter ended September 2, 2006.

    First quarter sales were $60.2 million, up 4% compared to fourth quarter sales of $57.9 million and up 35% compared to prior year first quarter sales of $44.5 million. Operating income for the quarter was $7.1 million, compared with operating income of $4.2 million in the fourth quarter and operating income of $0.7 million in the first quarter a year ago. Net income for the quarter was $6.8 million, or $0.23 per basic and diluted share, compared with net income of $5.9 million, or $0.20 per basic and diluted share, in the fourth quarter and net income of $1.3 million, or $0.05 per basic and diluted share, in the first quarter a year ago.

    Included in the first quarter 2007 results was $0.6 million of stock-based compensation expense, included in cost of sales and operating expenses, in accordance with the implementation of FAS 123R. Additionally, we received a $1.3 million insurance recovery which reduced operating expenses in the first quarter of 2007.

    Net orders for the first quarter were $67.6 million, an increase of 11% compared with $61.1 million in the fourth quarter and an increase of 94% compared with $34.8 million in the first quarter of fiscal 2006. Net orders for the first quarter increased in each market segment over the fourth quarter. Deferred revenue decreased $1.1 million from the fourth quarter, ending the first quarter at $12.3 million.

    "Industry demand expanded in each of our markets during the quarter, as the steady growth we have experienced continued, resulting in the highest quarterly order rate of the past two years," noted Nick Konidaris, ESI's president and chief executive officer. "The semiconductor business sustained its recent strength as memory manufacturers ramp capacity in anticipation of the upcoming release of Microsoft's Windows Vista(TM) operating system. In addition, the component business maintained momentum with orders coming in at twice the rate of a year ago and the interconnect business recorded the highest level of quarterly orders it has received over the past five years."

    Konidaris continued, "Financially, we met our quarterly revenue target and exceeded our profit target, increased gross margins sequentially, and delivered operating profits of over $7 million."

    Gross margin of 45 percent was up slightly from the fourth quarter. Despite the lower percentage of semiconductor revenue, ESI's highest margin business, overall margin rates were up primarily due to manufacturing efficiencies.

    Operating expenses were $20.2 million, down $1.3 million from $21.5 million in the prior quarter. The decrease was primarily the result of a $1.3 million insurance recovery.

    Interest and other income of $2.9 million was up from $2.3 million in the fourth quarter due primarily to interest received on tax refunds.

    Cash and investments were $213 million, down approximately $16 million from the end of the fourth quarter. The decrease in cash was due to an increase in working capital, a strategic equity investment made during the quarter, and capital expenditures. The decrease was partially offset by the net income earned during the quarter.

    Accounts receivable increased $12 million during the quarter to $60 million. The increase was primarily due to a large percentage of the quarter's shipments occurring late in the quarter.

    Konidaris added, "In an environment of healthy industry fundamentals and growth, we expect to continue to experience fluctuations in order timing that may affect the level of orders in the second quarter. As a result, we believe second quarter shipments will once again be in the range of $55 million to $65 million. We believe revenue will be in the range of $50 million to $60 million as we expect to defer revenue on several shipments of new products at second quarter-end. We expect the gross margin percentage in the second quarter to be approximately 45%. We believe pre-tax stock compensation expense will increase to $900 thousand in the second quarter. We expect operating expenses to be flat sequentially, excluding the impact of the $1.3 million insurance recovery in the first quarter. We expect net interest and other income in the second quarter to be approximately $2.3 million. And lastly, we expect the tax rate for the second quarter to be approximately 34%."

    The company will hold a conference call today at 5:00 p.m. Eastern Time. The session will include a review of the financial results, operational performance, business outlook, and a question and answer period.

    The conference call can be accessed by calling 800-374-2470 (domestic participants) or 706-634-5108 (international participants). The conference ID number is 7068245. A live audio webcast can be accessed at www.esi.com. Upon completion of the call, an audio replay will be accessible through October 5, 2006 at 800-642-1687 (domestic participants) or 706-645-9291 (international participants). The audio replay will also be available on the ESI website.

    Forward-Looking Statements

    This press release includes forward-looking statements concerning the markets we serve, shipments and revenue, gross margins, operating expenses, stock compensation expense, non-operating income, and tax rates. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the relative strength and volatility of the electronics industry - which is dependent on many factors including component prices, global economic strength and political stability, and overall demand for electronic devices (such as capacitors, semiconductor memory devices and advanced electronic packages) used in wireless telecommunications equipment, computers and consumer and automotive electronics; the risk that customer orders may be canceled or delayed; the ability of the company to respond promptly to customer requirements; the ability of the company to develop, manufacture and successfully deliver new products and enhancements; the risk that customer acceptance of new or customized products may be delayed; the ability of the company to achieve anticipated cost reductions and savings; the company's need to continue investing in research and development; the company's ability to hire and retain key employees; the company's ability to create and sustain intellectual property protection around its products; the company's ability to utilize recorded deferred tax assets; taxes, interest or penalties resulting from tax audits; and changes in tax laws or the interpretation of such tax laws.

                               About ESI

    Electro Scientific Industries, Inc. (ESI) is a global supplier of manufacturing equipment to increase productivity for customers in the semiconductor, passive components and electronic equipment markets. As an innovator in the electronics industry, ESI has a legacy of technology firsts and customer recognition for product excellence. The advanced electronic devices you see and use around the world today - cell phones, personal computers, digital cameras, PDAs, even automotive electronics - contain components that were likely manufactured with ESI equipment. The company was founded in 1944 and is headquartered in Portland, Oregon. ESI's web site is http://www.esi.com.



                 Electro Scientific Industries, Inc.

                           FY 2007 Results
                (In thousands, except per share data)
                             (Unaudited)

Operating Results:                                  Three Months Ended
                                                   -------------------

                                                   Sept. 2,   Aug. 27,
                                                      2006      2005
                                                   ---------- --------

Net sales                                            $60,164  $44,508
Cost of sales                                         32,883   24,861
                                                   ---------- --------
Gross profit                                          27,281   19,647
Operating expenses:
 Selling, service and administration                  12,158   11,077
 Research, development and engineering                 9,304    7,829
 Insurance recovery                                   (1,287)       -
                                                   ---------- --------
 Total operating expenses                             20,175   18,906
                                                   ---------- --------
Operating income                                       7,106      741

Interest and other income, net                         2,910    1,241
                                                   ---------- --------
Income before income taxes                            10,016    1,982
Provision for income taxes                             3,244      635
                                                   ---------- --------

 Net income                                           $6,772   $1,347
                                                   ========== ========

Net income per share - basic                           $0.23    $0.05
                                                   ========== ========

Net income per share - fully diluted                   $0.23    $0.05
                                                   ========== ========



                 Electro Scientific Industries, Inc.

                     Analysis of FY 2007 Results
                        (Dollars in thousands)
                             (Unaudited)

                                                    Three Months Ended
                                                   -------------------

                                                   Sept. 2,   Aug. 27,
                                                      2006      2005
                                                   ---------- --------
Sales detail:

 Semiconductor Group                                 $31,743  $27,901

 Passive Components Group                             18,632   11,049

 Electronic Interconnect Group                         9,789    5,558
                                                   ---------- --------

 Total                                               $60,164  $44,508
                                                   ========== ========


Gross margin %                                            45%      44%

Selling, service and administration expense %             20%      25%

Insurance recovery %                                      -2%       0%

Research, development and engineering expense %           15%      18%

Operating income %                                        12%       2%

Effective tax rate %                                      32%      32%

Average shares outstanding - basic                    29,076   28,642

Average shares outstanding - fully diluted            29,243   28,799

End of period employees                                  619      563



                 Electro Scientific Industries, Inc.

                           FY 2007 Results
                        (Amounts in thousands)
                             (Unaudited)

Financial Position As Of:                          Sept. 2,   June 3,
                                                      2006      2006
                                                   ---------- --------

Assets
Current assets:
 Cash and cash equivalents                        $   75,326 $ 79,961
 Marketable securities                               135,552  140,106
                                                   ---------- --------
     Total cash and securities                       210,878  220,067

 Trade receivables, net                               60,112   47,978
 Income tax refund receivable                            978    1,570
 Inventories                                          67,445   63,834
 Shipped systems pending acceptance                    3,382    3,941
 Deferred income taxes                                12,279   11,982
 Prepaid and other current assets                      6,033    4,410
                                                   ---------- --------
     Total current assets                            361,107  353,782

Long-term marketable securities                        2,504    9,265
Property, plant and equipment, net                    45,710   43,338
Deferred income taxes, net                            10,399   13,318
Other assets                                          26,451   17,762
                                                   ---------- --------
     Total assets                                 $  446,171 $437,465
                                                   ========== ========

Liabilities and Shareholders' Equity
Current liabilities:
 Accounts payable                                 $   14,848 $ 11,272
 Accrued liabilities                                  22,760   24,705
 Deferred revenue                                     12,259   13,321
                                                   ---------- --------
     Total current liabilities                        49,867   49,298

Shareholders' equity:
 Preferred and common stock                          167,750  166,459
 Retained earnings                                   228,794  222,022
 Accumulated other comprehensive loss                   (240)    (314)
                                                   ---------- --------
     Total shareholders' equity                      396,304  388,167
                                                   ---------- --------
     Total liabilities and shareholders' equity   $  446,171 $437,465
                                                   ========== ========


End of period shares outstanding                      29,097   29,051
                                                   ========== ========

Total cash and investments                        $  213,382 $229,332
                                                   ========== ========



                 Electro Scientific Industries, Inc.

                            FY2007 Results
                        (Amounts in thousands)
                             (Unaudited)

Consolidated Statements of Cash Flows:             Three Months Ended
                                                   -------------------

                                                   Sept. 2,   Aug. 27,
                                                      2006      2005
                                                   ---------- --------

CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                           $6,772   $1,347
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
 Depreciation and amortization                         1,969    1,924
 Stock-based compensation expense                        577      678
 Tax benefit of stock options exercised                    -      727
 Provision for doubtful accounts                         104     (144)
 Loss on disposal of property and equipment                -        7
 Insurance recovery                                   (1,287)       -
 Deferred income taxes                                 2,711     (558)
Changes in operating accounts:
 Increase in trade receivables                       (12,717)  (1,336)
 Decrease in income tax refund receivable                592    1,250
 (Increase) decrease in inventories                   (7,147)   5,097
 (Increase) decrease in shipped systems pending
  acceptance                                             559     (484)
 Increase in other current assets                     (1,716)    (168)
 (Increase) decrease in other current liabilities      1,996   (1,711)
 (Increase) decrease in deferred revenue              (1,062)     132
                                                   ---------- --------
Net cash provided by (used in) operating
 activities                                           (8,649)   6,761
                                                   ---------- --------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment             (4,285)  (4,645)
Change in investments, net                            11,578   24,269
Omniguide Stock Investment                            (6,000)       -
Insurance recovery                                     1,287        -
Increase in other assets                                 729     (425)
                                                   ---------- --------
Net cash provided by investing activities              3,309   19,199
                                                   ---------- --------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock plans                                705      870
                                                   ---------- --------
Net cash provided by financing activities                705      870
                                                   ---------- --------

NET CHANGE IN CASH AND CASH EQUIVALENTS              $(4,635) $26,830

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD     $79,961  $61,314
                                                   ---------- --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD           $75,326  $88,144
                                                   ========== ========







    CONTACT: Electro Scientific Industries, Inc.
             Craig Stoehr, 503-671-7061